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                                                                 Exhibit 99(b)

       SUMMARY OF SIGNIFICANT TERMS OF NON-BINDING AGREEMENT IN PRINCIPLE

         On September 5, 2001, OneBeacon Corporation ("OneBeacon"), a subsidiary of White Mountains Insurance Group Ltd., announced that it reached an agreement in principle with Liberty Mutual Insurance Company ("Liberty") to negotiate a proposed book roll-over transaction (the "Proposed Transaction") on the terms set forth in a non-binding term sheet (the "Term Sheet"). The Proposed Transaction involves certain property and casualty insurance policies distributed by independent agents and issued by OneBeacon in the United States, other than New York, New Jersey and New England (the "Subject Policies"). The Proposed Transaction excludes such insurance policies relating to the specialty and national accounts lines of business. Approximately $1.5 billion of premium in force is expected to become available following the effective date of the Proposed Transaction, which the parties expect to be November 1, 2001. OneBeacon and Liberty have agreed to work in good faith toward executing definitive documents relating to the Proposed Transaction, and OneBeacon has granted Liberty an exclusivity period.

         The following is a summary of the material provisions of the Term Sheet. Under the Proposed Transaction, OneBeacon and its affiliates would assist Liberty and its affiliates in offering to certain insureds covered by the Subject Policies either new policies written by Liberty's independent agency insurance companies (which Liberty refers to as its Regional Agency Markets business unit, or "RAM") or insurance policy renewals, as such policies expire. For a limited period of time, OneBeacon would continue to renew the Subject Policies, and cede such policies to Liberty, to the extent that RAM does not have available appropriate rates and forms or to the extent required by applicable law or contractual obligations.

         Affiliates of OneBeacon and Liberty would enter into quota share reinsurance and retrocession arrangements pursuant to which Liberty would cede to OneBeacon, (i) 66 2/3% of the net liability for loss and allocated loss adjustment expenses incurred and 66 2/3% of the net premium written related to the renewed or rewritten policies written during the first twelve months after the effective date of the Proposed Transaction and (ii) 33 1/3% of such net liability incurred and net premium written related to the renewed or rewritten policies written during the following twelve months. Liberty would receive a ceding commission from OneBeacon based on OneBeacon's pro rata share of expenses (except for one-time expenses and unallocated loss adjustment expenses) incurred in connection with issuing the renewed or rewritten policies, subject to an aggregate cap on such expenses equal to 35% of the written premium attributable to such policies.

          Liberty would grant OneBeacon an option to enter into a three-year quota share reinsurance arrangement effective January 1, 2004, providing for a 10% quota share on all insurance policies written during such period by RAM. In addition, in consideration for entering into the renewal arrangements set forth above, on March 15, 2004, Liberty would pay OneBeacon an amount equal to 3% of the direct written premium generated by all renewals or rewrites of Subject Policies written in the calendar year ending December 31, 2003.

         As part of the Proposed Transaction, for the period from the effective date to December 31, 2001, Liberty would lease from OneBeacon the approximately 2,600 employees employed by OneBeacon in the business relating to the Subject Policies (the "Subject Business"). Thereafter, Liberty would offer employment to approximately 2,400 of such leased employees and would reimburse OneBeacon for certain severance costs for the remaining leased employees to the extent terminated prior to January 1, 2002. OneBeacon and Liberty would share certain transition costs, subject to agreed upon caps, relating to agent roll-over commissions, retention bonuses and accelerated vesting of stock grants.

         Liberty would purchase the assets (including furniture, fixtures and equipment, intellectual property, hardware and software) exclusively relating to the Subject Business for $10,000,000, and would receive a license or sub-license for the use of other assets used in the Subject Business. Liberty would lease or sublease the approximately 52 offices used by OneBeacon to conduct the Subject Business. OneBeacon would also sell to Liberty its subsidiary, Oregon Automobile Insurance Company (which owns 100% of North Pacific Insurance Company), for a purchase price equal to statutory surplus plus $1,000,000. OneBeacon would enter into a non-compete agreement with Liberty which would include no-hire and non-solicit provisions, confidentiality provisions and limited non-competition provisions. The master agreement relating to the Proposed Transaction would contain appropriate representations and warranties, covenants and closing conditions applicable to a transaction of this type.


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         Finally, in connection with the Proposed Transaction, OneBeacon and
Liberty would enter into a transition services agreement whereby OneBeacon would provide certain services to Liberty to permit Liberty to administer the various insurance policies contemplated by the Proposed Transaction, and the parties would enter into an administrative services agreement pursuant to which Liberty would provide certain services to OneBeacon relating to Subject Policies written by OneBeacon affiliates, including policies in force and expired as of the effective date.

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         The information set forth above may contain forward looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. White Mountains cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by White Mountains. These factors include: (i) competitive forces, including the conduct of other property and casualty insurers and reinsurers, (ii) changes in domestic or foreign laws or regulations applicable to White Mountains, its competitors or its clients, (iii) an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting White Mountains' financial position, (iv) loss reserves and other balance sheet items established by White Mountains subsequently proving to have been inadequate and (v) the failure of OneBeacon to enter into or to complete the proposed transaction with Liberty Mutual under expected terms or at all. White Mountains cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by White Mountains speak only as of the date on which they are made, and White Mountains does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.